Exhibit 5.1

Robert M. Grace, Jr.	Direct Dial: +1 803.326.3989
Vice President, General Counsel
And Secretary
May 20, 2009
3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730

Re:	Amendment No. 1 to Registration Statement No. 333-115642 on Form S-8 Regarding the 2004 Incentive Stock Plan of 3D Systems Corporation
Ladies and Gentlemen:
     I am the Vice President, General Counsel and Secretary of 3D Systems Corporation, a Delaware corporation (the “Company”), and as such I have acted as counsel to the Company in connection with Amendment No. 1 to Registration Statement No. 333-115642 on Form S-8 (the “Amendment”) of the Company filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of an additional 1,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) which are subject to issuance under the 2004 Incentive Stock Plan of the Company (the “Plan”) as approved by the Board of Directors of the Company on February 3, 2009 and by the stockholders of the Company on May 19, 2009. All capitalized terms that are not defined herein have the meanings assigned to them in the Amendment.
     As counsel for the Company, in addition to participating in the preparation of the Amendment, I have reviewed the resolutions adopted by the Board of Directors that authorized the issuance of the Shares under the Plan and of the stockholders that approved the authorization of the issuance of the Shares. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.
     Based on the foregoing, I am of opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

3D Systems Corporation  •  333 Three D Systems Circle  •  Rock Hill, SC 29730  •  USA
Phone: 803.326.3900      •      Fax: 803.326.4796      •      www.3dsystems.com      •      NASDAQ: TDSC

3D Systems Corporation

May 20, 2009
     I wish to advise you that I am a member of the Bar of the State of New York. Accordingly, I express no opinion as to any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the Federal laws of the United States.
     I consent to the filing of this opinion as an exhibit to the Amendment. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/Robert M. Grace, Jr.

Robert M. Grace, Jr. Vice President, General Counsel and Secretary